Exhibit 99.1

CONNECTONE BANCORP, INC.

ANNOUNCES UNDERWRITERS’ EXERCISE OF OVER-ALLOTMENT OPTION

Englewood Cliffs, New Jersey, February 21, 2013 (PRNEWSWIRE) – ConnectOne Bancorp, Inc. (NASDAQ: CNOB) (“ConnectOne”), the holding company for ConnectOne Bank announced today that the underwriters for the recently completed public offering of ConnectOne common stock have exercised in full their over-allotment option to purchase an additional 240,000 shares of ConnectOne common stock.

A total of 1,840,000 shares of ConnectOne common stock were publicly offered and sold in the offering at a price of $28.00 per share, after giving effect to the sale of the shares being sold pursuant to the over-allotment option.

Stifel, Nicolaus & Company, Incorporated served as the sole book-running manager for the offering, Keefe, Bruyette & Woods, Inc. served as lead manager and Sandler O’Neill & Partners, L.P. served as co-manager.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, that was formed in 2008 to serve as the holding company for ConnectOne Bank (“the Bank”). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its seven other banking offices.

Contact:

William S. Burns, EVP & CFO

bburns@cnob.com

(201) 816-4474

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